UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
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                                                               SEC FILE NUMBER
                                                                    0-16423
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                           NOTIFICATION OF LATE FILING
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                                                                 CUSIP NUMBER

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(Check One): [ ] Form 10-K [ ] Form 20-F  [ ] Form 11-K
             [X] Form 10-Q [ ] Form N-SAR [ ] Form N-CSR

         For Period Ended:   September 30, 2007
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         [  ]     Transition Report on Form 10-K
         [  ]     Transition Report on Form 20-F
         [  ]     Transition Report on Form 11-K
         [  ]     Transition Report on Form 10-Q
         [  ]     Transition Report on Form N-SAR
         For the Transition Period Ended:
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

SAN Holdings, Inc.
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(Full Name of Registrant)


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(Former Name if Applicable)

9800 Pyramid Court, Suite 130
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(Address of Principal Executive Office (Street and Number))

Englewood, CO 80112
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(City, State and Zip Code)

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        |  (a)    The reasons described in reasonable detail in Part III of
        |         this form could not be eliminated without unreasonable effort
        |         or expense;
        |  (b)    The subject annual report, semi-annual report, transition
        |         report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
        |         N-CSR or portion thereof will be filed on or before the
        |         fifteenth
  [X]   |         calendar day following the prescribed due date; or the
        |         subject quarterly report or transition report on Form 10-Q,
        |         or portion thereof will be filed on or before the fifth
        |         calendar day following the prescribed due date; and
        |  (c)    The accountant's statement or other exhibit required by Rule
        |         12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         SAN Holdings, Inc. (the "Company") has determined that additional time is required to finalize its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and the financial statements for the quarter ended September 30, 2007, required to be included therein (the "Form 10-Q") due to the additional time required to finalize matters and disclosure relating to the Company's liquidity position. These matters continue to take a substantial amount of time to resolve, and executive management and available personnel that are responsible for the liquidity issues, have been unable to do so in sufficient time to file the Form 10-Q within the prescribed period. Despite diligent efforts by the Company, the Company is not able, without unreasonable effort or expense, to file the Form 10-Q within the prescribed period. The Company expects to file the Form 10-Q within the five-day extension period.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

                  Todd A. Oseth                        (303) 660-3933
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                    (Name)                      (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. Explanation of
         Part IV, Item 3 (significant change in results of operations)

                               SAN Holdings, Inc.
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                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date  November 15, 2007             By   /s/ Todd A. Oseth
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                                         Todd A. Oseth, Chief Executive Officer
                                         and President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.



                                    ATTENTION


            Intentional misstatements or omissions of fact constitute
                Federal Criminal Violations (See 18 U.S.C. 1001).